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                                  Exhibit 5.1



                                        July 25, 2001



SeaChange International, Inc.
124 Acton Street
Maynard, Massachusetts  01754

     Re: Registration Statement on Form S-8 Relating to the Amended and Restated 1995 Stock Option Plan (the "Plan"), of SeaChange International, Inc. (the "Company")


Dear Sir or Madam:

     Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933 relating to 6,275,000 shares of common stock, par value $.01 per share, of the Company issuable pursuant to the 1995 Stock Option Plan (the "Shares").

     We have examined, and are familiar with, and have relied as to factual matters solely upon, a copy of the 1995 Stock Option Plan, the Company's amended and restated certificate of incorporation, as amended, the amended and restated by-laws of the Company, the minute books and stock records of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the 1995 Stock Option Plan and the terms of any agreement relating to any of the options granted thereunder, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                    Very truly yours,

                                    /s/ Testa, Hurwitz & Thibeault, LLP

                                    TESTA, HURWITZ & THIBEAULT, LLP